Exhibit 77.Q1(f)



REGISTRANT'S STATEMENT PURSUANT TO
ITEM 304(a)(1) of REGULATION S-X


1.	The former independent accountant for the Ehrenkrantz Trust (the
"Fund"), Roy G. Hale, CPA resigned effective November 21, 2005.

2.	The former accountant's report on the financial statement for either of the past two years contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

3.	The decision to change accountants was approved by the Fund's Board of Trustees.

4.	During the Fund's two most recent fiscal years and the interim period from that time until the time of the accountant's resignation there were no disagreements with the former accountant on any matter of accounting principals or practices, financial statement disclosure, or auditing scope of procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

5.	The Fund has engaged Leibmen Goldberg & Drogin, LLP to act as the
Fund's independent public accountant. The engagement was effective December 20, 2005.

6.	The Fund has never consulted the newly engaged accountant prior to its engagement.




                                              EHRENKRANTZ TRUST



                                              ________________________
                                              Thomas Giugliano, President